EXHIBIT 5






                                  May 12, 1997





Board of Directors
TRM Copy Centers Corporation
5208 NE 122nd Avenue
Portland, OR 97230-1074

         We have acted as counsel for TRM Copy Centers Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 700,000 shares of common stock, no par value, (the "Shares") of the Company issuable in connection with the Company's 1996 Stock Option Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plan, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       STOEL RIVES LLP